Exhibit 19.1

Insider Trading Policy
effective March 31, 2023
This Insider Trading Policy (this “Policy”) of Axalta Coating Systems Ltd. (the “Company”)1 consists of six sections:
►Section I provides an overview;
►Section II sets forth the Company’s policies prohibiting insider trading;
►Section III explains insider trading;
►Section IV consists of procedures that have been put in place by the Company to prevent insider trading;
►Section V sets forth additional transactions that are prohibited by this Policy; and
►Section VI explains Rule 10b5-1 trading plans and provides information about Section 16 and Rule 144.

Section I    Overview
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with the Company. “Insider trading” occurs when a person purchases or sells a security in breach of a fiduciary duty (a relationship of trust and confidence) while in possession of material, nonpublic information relating to the issuer of the security.
Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and criminal fines of up to $5 million for individuals and $25 million for companies. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause.

1 References in this Policy to the Company refer, where appropriate, to the Company and all of its direct and indirect subsidiaries.

Insider trading, or even the perception of insider trading, can damage the Company’s and its employees’ reputations, as well as your own.
This Policy applies to all officers, directors, employees and affiliates of the Company and its direct and indirect subsidiaries (each, a “Covered Person” and collectively, “Covered Persons”). The Company may determine that this Policy applies to additional persons with access to material, nonpublic information, such as contractors and consultants. This Policy also applies to the family and household members2 of a Covered Person and, in each case, any of their controlled entities3 (collectively, “Related Persons”). This Policy extends to all activities within and outside an individual’s Company duties. All Covered Persons must review this Policy and ensure that their Related Persons understand the terms hereof. Questions regarding the Policy should be directed to the Company’s General Counsel.
This Policy applies to transactions in the Company’s Securities, including stock, bonds, preferred securities, convertible securities, options, and contracts or rights to acquire any of these securities, as well as derivative securities in respect of Company Securities, whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities (collectively, “Company Securities”). Sections II and III of this Policy also apply to transactions in securities of other public companies regarding which a Covered Person may have material, nonpublic information as specified below.
Section II    Statement of Policies Prohibiting Insider Trading
No Covered Person nor any Related Person shall, directly or indirectly, purchase, sell or recommend that another person purchase or sell any Company Securities while in possession of material, nonpublic information relating to the Company. In addition, no Covered Person shall purchase, sell or recommend that another person purchase or sell any security of any other issuer (including any derivative instrument that references such issuer’s securities) while in possession of material, nonpublic information regarding the issuer obtained in the course of such Covered Person’s role with the Company.
The Company will not purchase or sell Company Securities while in possession of material, nonpublic information related to the Company unless the transaction otherwise complies with all applicable securities laws.
No Covered Person shall directly or indirectly communicate (or “tip”) material, nonpublic information relating to (i) the Company or any of its subsidiaries or (ii) any other issuer obtained in the course of such Covered Person’s role with the Company to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than in the ordinary course of one’s job responsibilities.
2 For purposes of this Policy, a Covered Person’s “family and household members” are (a) family members who reside in the same household with the Covered Person (including a spouse or domestic partner, and children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws of the Covered Person, but only if they reside in the same household with the Covered Person), (b) children of the Covered Person or of the Covered Person’s spouse who do not reside in the same household with the Covered Person but are financially dependent upon the Covered Person, (c) any other family members of the Covered Person who do not reside in that household but whose transactions are directed by the Covered Person, and (d) any other individual over whose account the Covered Person has control and to whose financial support the Covered Person materially contributes. (Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill.)
3 For purposes of this Policy, a Covered Person’s “controlled entities” are partnerships in which a Covered Person is a general partner; trusts of which a Covered Person is a trustee; estates of which a Covered Person is an executor; and other equivalent legal entities that a Covered Person controls or has the practical ability to make all investment decisions in.

Additionally, the individuals identified on Schedule I (each, a “Restricted Person” and collectively, “Restricted Persons”) shall not purchase or sell any Company Securities during any “blackout period” as described below. Each blackout period begins at the close of trading on the 15th day of the last month of each calendar quarter and ends two full trading days after the financial results for such quarter (or for such full year) have been publicly announced. Trading in Company Securities by Restricted Persons is generally allowed outside of the blackout periods except as otherwise provided by this Policy.
There are four regularly scheduled blackout periods during the year when trading by Restricted Persons is prohibited. The following table illustrates when these blackout periods begin and end:

Blackout Period Begins	Blackout Period Ends
Close of Trading on March 15th	Two full trading days after the Q1 earnings release (usually in May)
Close of Trading on June 15th	Two full trading days after the Q2 earnings release (usually in August)
Close of Trading on September 15th	Two full trading days after the Q3 earnings release (usually in November)
Close of Trading on December 15th	Two full trading days after the Q4/full year earnings release (usually in February)

It is important to note that you may NEVER trade when in possession of material, nonpublic information, even if the Company is not in a blackout period. This prohibition on trading when in possession of material, nonpublic information applies equally to all Covered Persons and Related Persons.
This Policy does not apply to the following transactions:
►purchases of Company Securities from the Company or sales of Company Securities to the Company;
►(i) the exercise of stock options or other equity awards and corresponding net settlement of such options or awards pursuant to the terms of such options or awards, (ii) the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable stock option or equity award agreement, and (iii) the vesting of equity-based awards, that in each case does not involve a market sale of Company Securities (the “cashless exercise” of a Company stock option or other award and “sell to cover” transactions to cover tax obligations on vesting or exercise of equity awards through a broker do involve a market sale of Company Securities, and therefore would not qualify under this exception);
►“Cashless exercise” through a broker, as used in this Policy, means a transaction in which stock options or other awards are exercised, and a broker simultaneously sells a portion of the newly acquired shares to cover the exercise price, taxes and brokerage commissions, as applicable. Cashless exercise transactions are not exempt and remain subject to this Policy.
►“Sell to cover” transaction through a broker, as used in this Policy, means a transaction in which equity awards vest, and a broker simultaneously sells a portion of the newly acquired shares to cover the taxes and brokerage commissions, as applicable. Sell to cover transactions may be done only through the Company’s stock plan administrator as discussed below in Section VI. Sell to cover transactions are not exempt and remain subject to this Policy.
►bona fide gifts of Company Securities, provided that the recipient expressly agrees that it will not engage in any transaction with the Company Securities while the Covered Person is in possession of material, nonpublic information;
►estate-planning transfers, but only with pre-approval from the Authorizing Officer (as defined below) and provided that the transferor continues to control and directly or indirectly beneficially own such transferred Company Securities, and transfers by will or the laws of descent and distribution; or
►purchases or sales of Company Securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, nonpublic information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance pursuant to this Policy, (iii) in the case of Restricted Persons only, was entered into outside of any applicable blackout period, (iv) has not been amended or modified in any respect after such initial pre-clearance, if required, without such amendment or modification being pre-cleared in advance pursuant to this Policy, (v) the participant has acted on in good faith at all times and (vi) contains representations from the participant that (A) they are not aware of material, nonpublic information about the Company and (B) they are adopting the contract, instruction, or plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the 1934 Act and Rule 10b-5. For more information about Rule 10b5-1 trading plans, see Section VI below.

Section III        Explanation of Insider Trading
“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “nonpublic” information relating to the issuer of the security.
“Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.
It is generally understood that insider trading includes the following:
►Trading by insiders while in possession of material, nonpublic information;
►Trading by persons other than insiders while in possession of material, nonpublic information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
►Communicating or tipping material, nonpublic information to others, including recommending the purchase or sale of a security while in possession of such information, and the purchase or sale of the security by the person receiving the tip.
►What Facts are Material?
►The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, hold or make any other investment decision regarding a security or other financial instrument, or if the fact is likely to have a significant effect on the market price of the security or other financial instrument. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, equity or derivative.
►Examples of material information include (but are not limited to): information about dividends; corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers or dispositions; major new products or product developments; important business developments such as major contract awards or cancellations or changes in major customers or suppliers; management or control changes; significant borrowing or financing developments including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; significant litigation or regulatory actions; information about the status of significant labor negotiations; major environmental or product safety incidents; and cybersecurity incidents. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
►Remember, anyone looking closely at your securities transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how the Company, enforcement authorities and others might view the transaction in hindsight.
A good general rule of thumb: When in doubt, do not trade.
What is Nonpublic?
►Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, a Regulation FD-compliant conference call or public disclosure documents filed with the U.S. Securities and Exchange Commission (“SEC”) that are available on the SEC’s website.
►The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.
►Only you know what you know. The Company cannot provide you with confirmation that you are not in possession of material, nonpublic information.
►Who is an Insider?
►“Insiders” include officers, directors and employees of a company and anyone else who has material, nonpublic information about a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material, nonpublic information relating to the company’s securities. All Covered Persons should consider themselves insiders with respect to material, nonpublic information about the Company’s business, activities and Company Securities.
►Trading by Persons Other than Insiders
►Insiders (“tipper”) may be liable for communicating or tipping material, nonpublic information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Such tippees can include, but are not limited to, insiders’ friends, business associates and family members. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, nonpublic information tipped to them or individuals who trade on material, nonpublic information that has been misappropriated. A tipper does not have to profit from a tippee’s transaction to face insider trading liability.
►Tippees inherit an insider’s duties and are liable for trading on material, nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.
►Penalties for Engaging in Insider Trading
►Penalties for trading on or tipping material, nonpublic information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority and they pursue insider trading violations vigorously. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:
SEC administrative sanctions;
Securities industry self-regulatory organization sanctions;
Civil injunctions;

Damage awards to private plaintiffs;
Disgorgement of all profits;
Civil fines for the violator of up to three times the amount of profit gained or loss avoided;
Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of approximately $2,500,000 (as of 2023) or three times the amount of profit gained or loss avoided by the violator;
Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
Prison sentences of up to 20 years.
►In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.
►Size of Transaction and Reason for Transaction Do Not Matter
►The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC, the New York Stock Exchange (NYSE) and the Financial Industry Regulatory Authority (FINRA) (the regulatory authority for brokers) have the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, nonpublic information. The SEC aggressively investigates even small insider trading violations.
►Prohibition of Records Falsification and False Statements
►Section 13(b)(2) of the 1934 Act requires companies subject to the 1934 Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.
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Section IV        Statement of Procedures Preventing Insider Trading
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every Covered Person is required to follow these procedures as applicable.

►Pre-Clearance of All Trades by Certain Covered Persons and the Company
►To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of Company Securities, all transactions in Company Securities by directors, Section 16 Officers (as defined below), all other members of the Executive Committee and any other Covered Person that the Authorizing Officer deems from time to time to be subject to the pre-clearance requirement set forth in this Section IV or the Company must be pre-cleared at least two business days in advance of the proposed transaction by the Company’s General Counsel or, if the General Counsel is not reasonably available, by the Company’s Chief Financial Officer or such other person as the Company’s board of directors (the “Board”) may designate from time to time (the “Authorizing Officer”). As part of the pre-clearance process, the individual requesting pre-clearance must confirm that he or she (i) has reviewed and understands this Policy, and (ii) is not in possession of material, nonpublic information regarding the Company or Company Securities.
►Discretionary purchases or sales of Company Securities by the Company (or the entry into related trading plans) also require pre-clearance.
►Once trading pre-clearance has been granted, it will be effective for five business days. Pre-clearance does not relieve an individual of their responsibility under SEC rules. Notwithstanding receipt of pre-clearance, if an individual that received pre-clearance becomes aware of material, nonpublic information or becomes subject to a blackout period before the pre-cleared transaction is effected, the transaction may not be completed (other than with respect to transactions under 10b5-1 Trading Plans, which are discussed below). Additionally, a trading pre-clearance may be withdrawn at any time. In the event that a request for pre-clearance is denied, the denial itself may be material, nonpublic information and must be kept confidential. No Company employee, including any Authorized Officer, will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance or for a decision to grant or withdraw pre-clearance.
►Pre-clearance granted by the Authorizing Officer is not a confirmation that the Restricted Person or other applicable person is not in possession of material, nonpublic information. It is the sole responsibility of each person to ensure that they are not in possession of material, nonpublic information prior to trading in Company Securities.
►In addition, to enable the Company to timely file a Form 4 with the SEC, directors and officers (as defined in Rule 16a-1(f) under the 1934 Act) (collectively, the “Section 16 Officers”) must notify the Company’s General Counsel in writing of any bona fide gift of Company Securities proposed to be made by such director or Section 16 Officer no later than two business days before the date on which such gift is to be made.
►Blackout Periods
►No Restricted Person shall, directly or indirectly, purchase, sell or recommend that another person purchase or sell any Company Securities during any blackout period. In addition to the four regularly scheduled blackout periods described above, from time to time, the Authorizing Officer may implement a special blackout period as a result of actual or potential material developments that have not yet been disclosed to the public. Such a special blackout period may cover all Covered Persons or only apply to Restricted Persons or certain specific directors, officers or employees as the Authorizing Officer may determine. All individuals subject to any such special blackout period are prohibited from trading in Company Securities during that special blackout period. The existence of the special blackout period may itself be material, nonpublic information and must be kept confidential.
►Exceptions to the prohibition on trading during blackout periods may be approved only by the Authorizing Officer or, in the case of exceptions for directors, the Board or Audit Committee of the Board. For the avoidance of doubt, the specific transactions described in Section II above that are generally exempt from this Policy are permitted during blackout periods as well, provided that all other aspects of this Policy applicable thereto are followed.
►Post-Termination Transactions
►Certain obligations under this Policy continue to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material, nonpublic information when such individual’s service terminates, the individual may not trade in Company Securities until that information has become public or is no longer material, due to the passage of time or otherwise. In addition, if the individual was subject to a blackout period at the time of termination, then such individual remains subject to the blackout period for its full duration under this Policy.
►Information Relating to the Company
►Access to Information
►Access to material, nonpublic information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than in the ordinary course of one’s job responsibilities.
►In communicating material, nonpublic information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.
►Inquiries from Third Parties
►Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to an Authorized Spokesperson as designated in the Company’s Regulation FD Policy.
►Limitations on Access to Company Information
►The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.
►All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, nonpublic information by, among other things:
Maintaining the confidentiality of Company-related transactions;

Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
Restricting access to documents and files (including computer files) containing material, nonpublic information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
Disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
Restricting access to areas likely to contain confidential documents or material, nonpublic information;
Safeguarding laptop computers, tablets, memory sticks, smartphones or other mobile devices and other items that contain confidential information; and
Avoiding the discussion of material, nonpublic information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.
►Personnel involved with material, nonpublic information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.
Section V        Additional Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or a higher chance of the appearance of improper or inappropriate conduct if Covered Persons engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in Company Securities:
►Short Sales
►Short sales of Company Securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller questions the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.
►Publicly Traded Options
►A transaction in options is, in effect, a bet on the short-term movement of Company Securities and therefore creates the appearance that a Covered Person is trading based on material, nonpublic information. Transactions in options also may focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving Company Securities, on an exchange or any other organized market, are prohibited by this Policy.

►Hedging Transactions
►Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a Covered Person to lock in much of the value of such Covered Person’s securities holdings, often in exchange for all or part of the potential for upside appreciation in the securities. These transactions allow the Covered Person to continue to own the securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, such transactions or other forms of hedging involving Company Securities are prohibited by this Policy.
►Purchases of Company Securities on Margin; Pledging Company Securities to Secure Margin or Other Loans
►Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase Company Securities (other than in connection with a “cashless exercise” of stock options or other awards through a broker under the Company’s equity plans). Margin purchases of Company Securities are prohibited by this Policy. Pledging Company Securities as collateral to secure loans is prohibited. This prohibition means, among other things, that you cannot hold Company Securities in a “margin account” (which would allow you to borrow against your holdings to buy securities). You are prohibited from pledging Company Securities as collateral for a loan, purchasing Company Securities on margin (i.e., borrowing money to purchase the securities) or placing Company Securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans or to situations approved in advance by the Authorizing Officer.
►Standing and Limit Orders
►If a Covered Person uses a standing or limit order, the order must be limited to three business days in duration (except that standing orders may be used for longer periods under 10b5-1 Trading Plans that comply with the requirements of Rule 10b5-1) unless otherwise pre-approved in writing by the Authorizing Officer. Standing or limit orders (other than under approved 10b5-1 Trading Plans as described below) may not execute during a blackout period or while the Covered Person is in possession of material, nonpublic information.
►Speculation in Company Securities
►You may not engage in any transaction that has the primary purpose of capitalizing on short-term opposite way movements in the value of Company Securities. In particular, Covered Persons may not engage in any purchase and sale or sale and purchase of Company Securities within thirty (30) calendar days where such subsequent transaction results in an investment gain to the individual placing the transaction.
Section VI        Trading Plans, Section 16 and Rule 144
►Trading Plans
►Overview
►Rule 10b5-1 offers a safe harbor to protect Covered Persons from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in Company Securities entered into in good faith and in accordance with the terms of Rule

10b5-1 and all applicable state laws (a “10b5-1 Trading Plan”). Transactions entered into pursuant to a properly implemented 10b5-1 Trading Plan will be exempt from the trading restrictions set forth in this Policy. The initiation of, and any modification to, any Trading Plan (as defined below) will be deemed to be a transaction in Company Securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in Company Securities under this Policy. Adoption of a 10b5-1 Trading Plan by any Covered Person, and any modification thereof, must be submitted to and certified by the Authorizing Officer, who may impose such conditions on the implementation and operation of the 10b5-1 Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the 10b5-1 Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the 10b5-1 Trading Plan are the sole responsibility of the person initiating the 10b5-1 Trading Plan, not the Company or the Authorizing Officer.
►It is possible to adopt a contract, plan or instruction to trade in Company Securities that is not intended to be compliant with Rule 10b5-1 (an “Alternative Trading Plan” and, together with a 10b5-1 Trading Plan, a “Trading Plan”). Adoption of an Alternative Trading Plan by any Covered Person, and any modification thereof, must be submitted to and certified by the Authorizing Officer, who may reject the implementation of such Alternative Trading Plan or impose such conditions on the implementation and operation of the Alternative Trading Plan as the Authorizing Officer deems necessary or advisable. The Company will only approve Alternative Trading Plans in extraordinary circumstances.
►Trading Plans do not exempt individuals from complying with Section 16 reporting requirements or being subject to the Section 16 short-swing profit rules or liability.
►Rule 10b5-1 presents an opportunity for Covered Persons to establish arrangements to sell (or purchase) Company Securities without the restrictions of blackout periods, even when they possess material, nonpublic information (provided all the requirements of Rule 10b5-1 are met as described below). A 10b5-1 Trading Plan may also help reduce negative publicity that may result when Covered Persons sell Company Securities. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone, such as a government enforcement authority, from bringing a lawsuit.
►Requirements
►A Covered Person may enter into a Trading Plan only when he or she is not in possession of material, nonpublic information, and, with respect to Restricted Persons, only outside of any applicable blackout period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price), including, if applicable, bona fide gifts, made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4, which notice shall also specify whether the trade was made under a 10b5-1 Trading Plan, an Alternative Trading Plan or otherwise.
►All 10b5-1 Trading Plans must be pre-approved in writing by the Authorizing Officer. The Covered Person establishing the 10b5-1 Trading Plan must certify in writing to the Company, via a certificate provided to the Authorizing Officer no earlier than two business days prior to the date that the 10b5-1 Trading Plan is formally established that: (i) the Covered Person is not in possession of material, nonpublic information concerning the Company; (ii) all trades to be made pursuant to the 10b5-1 Trading Plan will be made strictly in accordance with the terms of the 10b5-1 Trading Plan and Rule 10b5-1; (iii) the 10b5-1 Trading Plan complies with the requirements of Rule 10b5-1; and (iv) the Covered Person is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. The Authorizing Officer’s approval of a 10b5-1 Trading Plan will not be considered the Authorizing Officer’s or the Company’s confirmation that such plan satisfies the requirements of Rule 10b5-1. It is the sole responsibility of the Covered Person establishing the 10b5-1 Trading Plan to ensure that the plan complies with the requirements of Rule 10b5-1.
►Trades pursuant to a Trading Plan generally may occur at any time; provided, however, that the Company requires a cooling-off period between the establishment of (i) a 10b5-1 Trading Plan and commencement of any transactions under such 10b5-1 Trading Plan of (A) for directors, Section 16 Officers and all other members of the Executive Committee, the later of (x) 90 days from the adoption of the 10b5-1 Trading Plan and (y) two business days following the filing of the Company’s Form 10-Q or, in the case of the Company’s fourth fiscal quarter, Form 10-K, for the period in which the 10b5-1 Trading Plan was adopted; provided that the cooling-off period set forth in this clause (ii)(A) shall not in any event exceed 120 days from the adoption of the applicable 10b5-1 Trading Plan, and (B) for all other Covered Persons, 30 days from the adoption of the 10b5-1 Trading Plan, and (ii) an Alternative Trading Plan and the commencement of any transaction under such Alternative Trading Plan of 30 days for all Covered Persons (each of clauses (i) and (ii) for the respective persons identified, an “Applicable Cooling-Off Period”).
►No Covered Person may have outstanding at any time more than one 10b5-1 Trading Plan for open market purchases of Company Securities, and no Covered Person may enter into more than one single-trade 10b5-1 Trading Plan in any 12-month period, except that in each case a Covered Person may enter into an additional 10b5-1 Trading Plan if such additional plan is a sell to cover arrangement that authorizes the sale of only enough securities necessary to satisfy tax withholding obligations arising exclusively from the vesting of compensatory awards, provided that the Covered Person does not otherwise exercise control over the timing of such sales.4 In addition, a Covered Person may have two separate 10b5-1 Trading Plans for open market purchases of Company Securities if one is a new 10b5-1 Trading Plan replacing an existing 10b5-1 Trading Plan before the scheduled termination date of such existing 10b5-1 Trading Plan and the first scheduled trade under the new 10b5-1 Trading Plan does not occur prior to the last trade under the existing 10b5-1 Trading Plan and otherwise complies with the requirements described above.
►The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in Company Securities, even pursuant to a previously approved Trading Plan, if the Board, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in Company Securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.
4 For the avoidance of doubt, this exception does not apply to sales incident to the exercise of option awards.

►This Policy does not prohibit the purchase or sale of Company Securities by the Company in accordance with a 10b5-1 Trading Plan that complies with all applicable securities laws.
►Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, nonpublic information if:
First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities that meets all requirements of the affirmative defense provided by Rule 10b5-1 (i.e., the 10b5-1 Trading Plan).
Second, the 10b5-1 Trading Plan must either:
►specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;
►include a written formula or computer program for determining the amount, price and date of the transactions; or
►prohibit the individual from exercising any subsequent influence over the purchase or sale of the securities under the 10b5-1 Trading Plan in question (provided that any other person who, pursuant to the contract, instruction, or plan, did exercise such influence must not have been aware of the material, nonpublic information when doing so).
Third, the purchase or sale must occur pursuant to the 10b5-1 Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the 10b5-1 Trading Plan.
Fourth, the person has at all times acted in good faith with respect to the 10b5-1 Trading Plan and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
►Terminations and Modifications of Trading Plans
►Any modification of the amount, price or timing of the purchase or sale of securities (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of the securities) of a Trading Plan (each, a “Covered Modification”) shall constitute the termination of such plan and the adoption of a new plan. Therefore, once a Trading Plan has been subject to a Covered Modification, the Trading Plan participant will become subject to a new Applicable Cooling-Off Period as described above. Termination of a Trading Plan is effected upon written notice to the broker. After terminating a Trading Plan, a Restricted Person should wait until after the end of the next regularly scheduled blackout period before establishing a new Trading Plan; provided, however, that if the termination of a Trading Plan occurs during a blackout period, a Restricted Person should wait until after the later of the end of such blackout period or 30 days before establishing a new Trading Plan. Any termination or Covered Modification will be subject to the prior review and written approval of the Authorizing Officer.

►A person acting in good faith may modify a prior Trading Plan so long as such person does not possess material, nonpublic information and, with respect to Restricted Persons, the modification occurs outside of any applicable blackout period. For Covered Modifications, such modified Trading Plan must not take effect until the end of the new Applicable Cooling-Off Period based on the date of the Covered Modification.
►Under certain circumstances, a Trading Plan must be terminated or suspended. This includes circumstances such as the announcement of a tender offer or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s equity plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of termination or suspension.
►Discretionary Plans
►Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.
►The Authorizing Officer must certify any Trading Plan, arrangement or trading instructions, etc., involving the transfer of control over trading to a broker, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a certified Trading Plan will not be subject to further pre-clearance for transactions in Company Securities once the Trading Plan or other arrangement has been pre-approved, unless there is a Covered Modification with respect to any such Trading Plan.
►Required Reporting
►The Company is required to publicly disclose in its quarterly and annual reports with the SEC certain information regarding director and officer Trading Plans entered into, modified or terminated during the applicable quarterly period. Information that may be required to be disclosed includes: (i) name and title of such person; (ii) the date on which such person adopted, modified or terminated such Trading Plan; (iii) the duration of such Trading Plan; and (iv) the aggregate number of Company Securities to be sold or purchased pursuant to such Trading Plan (clauses (i) through (iv), the “Trading Plan Required Disclosures”). Each director and officer is deemed to have authorized the public disclosure of the Trading Plan Required Disclosures with respect to their respective Trading Plans.
►Other Reporting (if Required)
►If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate whether the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1” and the date of the plan should be provided where indicated on the form. For Section 16 reporting persons, an SEC Form 4 is required to be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. A similar footnote should be placed at the bottom of the

Form 4 as outlined above, and a check box on the Form 4 shall indicate that the transaction was made pursuant to a 10b5-1 Trading Plan or otherwise.
►Options
►Exercises of stock options or other equity awards for cash and corresponding net settlement of such options or awards upon their expiration may be executed at any time. The “cashless exercise” of a Company stock option or other awards through a broker is subject to blackout periods. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a “cashless exercise” in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s equity plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The Covered Person should not be involved with this part of the exercise.
►Sell to Cover Transactions
►Sell to cover transactions through a broker are subject to blackout periods. However, the Company will permit sell to cover transactions under Trading Plans through the Company’s stock plan administrators. For non-Section 16 reporting persons, sell to cover transactions are currently the default election for satisfying tax obligations upon vesting of Company equity awards (other than with respect to option awards, if any), and Trading Plans for this purpose have been established through an instruction provided in an award agreement or supplementally via email correspondence with the Company. Pursuant to those instructions, a sell to cover transaction will be consummated on your behalf when an equity award vests, unless you affirmatively notify the General Counsel of your intention to satisfy tax obligations in another manner. For Section 16 reporting persons and other members of the Executive Committee, you may enter into a Trading Plan to effect a sell to cover transaction to satisfy the tax obligations upon the vesting of Company equity awards (other than with respect to option awards, if any) upon instruction to, and approval from, the Authorizing Officer and otherwise in compliance with the terms herein.
►Trades Outside of a Trading Plan
►No Covered Person that has a Trading Plan in place may trade outside of such Trading Plan without the prior written consent of the Authorizing Officer with respect to each such trade.
►Public Announcements
►The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan. These announcements are separate from the required SEC disclosures described above under the header “Required Reporting.”

►Prohibited Transactions
►The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of Company Securities.
►Section 16: Insider Reporting Requirements, Short-Swing Profits and Short Sales (Applicable to Officers, Directors and 10% Shareholders)
►Reporting Obligations under Section 16(a): SEC Forms 3, 4 and 5
►Section 16(a) of the 1934 Act generally requires all officers, directors and 10% shareholders (“insiders”), within 10 days after the insider becomes an officer, director, or 10% shareholder, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 listing the amount of the Company’s stock, options and warrants which the insider beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company’s stock, options and warrants must be reported on SEC Form 4, generally within two days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year end. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six months after an officer or director ceases to be an insider must be reported on Form 4.
►Recovery of Profits under Section 16(b)
►For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by any officer, director or 10% shareholder from any “purchase” and “sale” of Company stock (including derivatives) during a six-month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any material, nonpublic information.
►The liability of an insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company shareholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual general meeting of shareholders. No suit may be brought more than two years after the date the profit was realized. However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement or Form 10-K.
►Officers and directors should consult the “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as Attachment A in addition to consulting the Authorizing Officer prior to engaging in any transactions involving Company Securities, including without limitation, the Company’s stock, options or warrants.
►Short Sales Prohibited Under Section 16(c)
►Section 16(c) of the 1934 Act prohibits insiders absolutely from making short sales of Company Securities. Short sales include sales of stock which the insider does not own at the time of sale, or sales of stock against which the insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.
►The General Counsel should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.
►Rule 144 (Applicable to Officers, Directors and 10% Shareholders)
►Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction or chain of transactions not involving a public offering. “Control securities” are any securities owned by an affiliate of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. For purposes of this Policy, “affiliate” will include any director, executive officer, or 10% shareholder of the Company, as well as anyone who was an affiliate during the preceding three months.
►Sales of Company Securities by affiliates must comply with the requirements of Rule 144, which are summarized below:
Current Public Information. The Company must have filed all SEC-required reports during the last 12 months.
Volume Limitations. Total sales of Company Securities by an affiliate for any three-month period may not exceed the greater of: (i) 1% of the total number of the class of outstanding Company Securities being sold, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such Company Securities traded during the four calendar weeks preceding the filing of the requisite Form 144.
Method of Sale. The Company Securities must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company Securities for his own account on a regular and continuous basis.
Notice of Proposed Sale. A notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.
Holding Period. Affiliates must hold their restricted securities for at least six months prior to making any sales under Rule 144. There is no holding period required for the sale of securities by affiliates if the securities were not acquired from the Company or an affiliate of the Company.
►If you are subject to Rule 144, you must instruct your broker who handles trades in Company Securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

SCHEDULE I
RESTRICTED PERSONS – SUBJECT TO QUARTERLY BLACKOUT PERIODS (effective March 31, 2023)
Each member of the Board
Each person designated by the Board as a Section 16 Officer and all other members of the Executive Committee (both Section 16 reporting persons and non-Section 16 reporting persons)
The lead person responsible for financial planning and analysis, the Treasurer and the Controller
Employees in the legal and finance departments who prepare or assist with preparing the Company’s Form 10-K, Form 10-Q or earnings releases
All members of the Investor Relations department
The Vice President, Global Total Rewards (or equivalent position)
Such other Covered Persons that are designated as “Restricted Persons” by the General Counsel from time to time
Related Persons of each person listed above

Schedule I

ADDENDUM NO. 1 TO SCHEDULE I
Effective concurrently with the commencement of the quarterly blackout period for the second quarter of 2024, the General Counsel hereby designates the following Covered Persons as “Restricted Persons” and such persons shall be deemed to be added to the list of “Restricted Persons” on Schedule I hereto:
All members of the Senior Leadership Team

Addendum No. 1 to Schedule I

Attachment A
SHORT-SWING PROFIT RULE SECTION 16(b) CHECKLIST
Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by an officer, director or 10% shareholder (or any family member living in the same household or certain affiliated entities) results in a violation of Section 16(b), and the “profit” must be recovered by Axalta Coating Systems Ltd. (the “Company”). It makes no difference how long the shares being sold have been held or, for officers and directors, that you were an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period.
Sales
If a sale is to be made by an officer, director or 10% shareholder (or any family member living in the same household or certain affiliated entities):
►Have there been any purchases by the insider (or family members living in the same household or certain affiliated entities) within the past six months?
►Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months?
►Are any purchases (or non-exempt option exercises) anticipated or required within the next six months?
►Has a Form 4 been prepared?
Note: If applicable, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?
Purchases
If a purchase of Company stock (including derivatives) is to be made:
►Have there been any sales by the insider (or family members living in the same household or certain affiliated entities) within the past six months?
►Are any sales anticipated or required within the next six months (such as tax-related or year-end transactions)?
►Has a Form 4 been prepared?
Before proceeding with a purchase or sale, consider whether you are aware of material, nonpublic information which could affect the price of the Company Securities. All transactions in Company Securities by directors, Sections 16 Officers and all other members of the Executive Committee must be pre-cleared by contacting the Authorizing Officer.

Attachment A